Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

Kevin C. O’Connor – EVP Chief Banking Officer

413-564-2641

koconnor@westfieldbank.com

WESTFIELD BANK ANNOUNCES BLOOMFIELD CONNECTICUT LOCATION

New Offices in Bloomfield and West Hartford to Open in 2020

Westfield, Massachusetts, October 30, 2019: James C. Hagan, President and CEO of Westfield Bank (the “Bank”), a wholly-owned subsidiary of Western New England Bancorp, Inc. (NasdaqGS:WNEB), is pleased to announce that the Bank will open a new branch office in Bloomfield, CT in 2020.

The Bank will open a full-service branch in the Copaco Center shopping plaza on Cottage Grove Road in Bloomfield, CT and expects the branch to open in mid-2020. The office will include lobby and safe deposit services, an image technology ATM, and multiple drive-through teller lanes for added customer convenience. The Bank looks forward to breaking ground as soon as it secures the necessary permits and approvals, with construction being facilitated by AmCap Incorporated, the property owner and manager, and Borghesi Building and Engineering Company Inc. of Torrington, CT. Plans are subject to regulatory approval.

“We couldn’t be more thrilled to welcome Westfield Bank as a valuable member of the Copaco Shopping Center,” said Carly Beetham, Leasing Senior Associate at AmCap Incorporated. “Their first-class commitment to community and customer service is evident in every interaction with their team. I know the Town of Bloomfield will enjoy working with them as much as we have.”

The Bloomfield location will follow a new Financial Services Center, which is expected to open in West Hartford Center earlier in 2020. In addition to a full-service branch, the West Hartford Financial Services Center will include a suite of offices for Residential Lending, Commercial Lending, and Business & Government Deposit Services. Representatives of these departments currently occupy temporary space at 977 Farmington Avenue to assist with their community outreach activities.

The two new offices will represent the Bank’s twenty-third and twenty-fourth branches and are part of the organization’s strategic expansion into Connecticut, which began with the opening of its Granby and Enfield branch offices in 2013 and 2014, respectively.

“We are very pleased to announce that Bloomfield will be home to our newest branch location,” said Mr. Hagan. “Combined with our new West Hartford Financial Center, the Bank is excited to expand deeper into Connecticut and serve the greater Hartford market. Both of our new locations will offer the deposit, lending, and technology solutions our customers need, and we’re confident that our community bank values and customer-first approach will be a great fit.”

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 22 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

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About Westfield Bank

Westfield Bank, headquartered in Westfield, Massachusetts, is a federally chartered thrift organized in 1853 and is the largest publicly traded bank headquartered in western Massachusetts. The Bank is a full-service community-oriented financial institution offering a complete range of commercial and retail products and services. Currently the Bank has twenty-two branch offices, twenty-four freestanding ATMs, and an additional twenty-four seasonal ATMs and serves Hampden and Hampshire counties in western Massachusetts and Hartford and Tolland counties in northern Connecticut. The Bank’s middle market and commercial real estate lending team is based in Springfield, Massachusetts, and has a general regulatory limit on loans to one borrower of $33.6 million. As of September 30, 2019, the Bank employed 325 full and part time employees, had $2.2 billion in total assets, $1.8 billion in its loan portfolio, and $1.7 billion in total deposits. The Bank is regulated by the Office of the Comptroller of the Currency. As a member of the Federal Deposit Insurance Corporation (FDIC), the Bank’s deposits are insured up to the maximum FDIC insurance coverage limits.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in Western New England Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018. Western New England Bancorp and Westfield Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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